Exhibit 10.15

Execution Version

CF Principal Investments LLC 110 East 59th Street New York, New York 10022 Tel 212.938.5000 www.cantorfitzgerald.com

February 14, 2023

SoundHound AI, Inc.

5400 Betsy Ross Drive

Santa Clara, CA 95054

Attention: Chief Financial Officer

Ladies and Gentlemen:

Reference is made to the Common Stock Purchase Agreement dated as of August 16, 2022 (the “Purchase Agreement”) by and between CF Principal Investments LLC, a Delaware limited liability company (the “Investor), and SoundHound AI, Inc., a Delaware corporation (the “Company”) and that certain letter agreement dated as of November 22, 2022 by and between the Investor and the Company (the “Amendment Letter Agreement”). Capitalized terms used in this letter agreement without definition have the meanings ascribed to them in the Purchase Agreement.

Notwithstanding anything to the contrary set forth in the Purchase Agreement, each of the Investor and the Company hereby agree as follows:

1.	The Amendment Letter Agreement is null and void, and replaced in its entirety by this letter agreement.

2.	Section 10.1(ii) of the Purchase Agreement is hereby amended to read in its entirety as follows:

“In consideration for the Investor’s execution and delivery of this Agreement, the Company shall issue to the Investor the Upfront Commitment Fee on the Commencement Date, by transfer of the Commitment Shares to an account designated by the Investor, and will provide Investor, not later than 4:00 P.M. New York City time on the Trading Date on the Commencement Date, one or more book-entry statement(s) representing the Commitment Shares in the name of the Investor or its designee. Further, the Company agrees to pay to the Investor an amount equal to $250,000.00 in immediately available funds (“Cash Commitment Fee”), which shall be deemed to be fully earned upon the Commencement Date and shall be paid in full no later than the 120th day following the Commencement Date. For the avoidance of doubt, the obligations pursuant to this Section 10.1(ii) shall survive termination of the Purchase Agreement.”

3.	The Investor and the Company agree that notwithstanding Section 7.2(i) of the Purchase Agreement, the Upfront Commitment Fee and the Cash Commitment Fee shall not be payable in the event that (i) the Commencement does not occur due to the failure of the condition in Section 7.2(xx) of the Purchase Agreement or (ii) notwithstanding compliance with the provisions of the Registration Rights Agreement, dated as of August 16, 2022, between the Investor and the Company, the Registration Statement is not declared effective by the Commission within 180 days of the initial filing of the Registration Statement by the Company.

SoundHound AI, Inc.

February 14, 2023

4.	The Investor and the Company agree that either party has the right to terminate the Purchase Agreement in the event of either paragraph 3(i) or (ii) above.

5.	[Reserved].

6.	This letter agreement will be governed by and construed in accordance with the internal procedural and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state that would cause the application of the laws of any other jurisdiction. Each of the Company and the Investor (a) hereby irrevocably submits to the jurisdiction of the U.S. District Court and other courts of the United States sitting in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, and (b) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that itis not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Investor consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 6 shall affect or limit any right to serve process in any other manner permitted by law.

7.	This letter agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature or signature delivered by e- mail in a “.pdf” format data file, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, www.echosign.adobe.com, etc., will be considered due execution and will be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

Each of the Investor, and the Company further agree that all other terms and conditions of the Purchase Agreement remain in full force and effect and the Purchase Agreement will be read and construed as if the terms of this letter agreement were included therein by way of addition or substitution, as the case may be. In the event of a conflict between the terms and provisions of the Purchase Agreement and this letter agreement, the provisions of this letter agreement will govern. To evidence your agreement with the foregoing, please sign and return a copy of this letter agreement to our attention as provided in the Purchase Agreement.

[Signature page follows]

SoundHound AI, Inc.

February 14, 2023

Please confirm that the foregoing is in accordance with your understanding by signing in the space provided below and returning to us a duplicate of this letter agreement.

Very truly yours,

CF PRINCIPAL INVESTMENTS LLC

By:
	Name:	Mark Kaplan
	Title:	Authorized Signatory

ACCEPTED AND AGREED TO:

SOUNDHOUND AI, INC.

By:
Name:
Title:

[Signature page to A&R Side Letter to CEF Purchase Agreement]